Pricing Supplement dated November 25, 1996                Rule 424(b)(3)
(To Prospectus dated October 28, 1996 and                 File no. 333-8077
Prospectus Supplement dated October 28, 1996)

                              WELLSFORD RESIDENTIAL PROPERTY TRUST

                                Medium-Term Note - Floating Rate
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Face Amount:                          $25,000,000
Issue Price:                          100%
Initial Interest Rate:                5.82%
Base Rate:                            3-month LIBOR as set by the British
                                      Bankers Association (as found on
                                      Telerate Page 3750)
Spread:                               + 32 bps
Interest Reset Dates:                 Quarterly on the 25th of each February,
                                       May, August and November
Interest Determination Date:          Two London Business Days
                                       prior to each Interest Reset Date
Interest Payment Dates:               Quarterly on the 25th of each February,
                                       May, August and November
Stated Maturity Date:                 November 24, 1999
Denominations (if other than
$1000 and integral multiples thereof).  _________________

Trade Date:                           November 20, 1996
Original Issue Date:                  November 25, 1996
Net Proceeds to Issuer:               99.70%
Agent's Discount/Commission:          00.30%
Name of Agent:                        Goldman, Sachs & Co.
Agent acting in the capacity indicated below:
         [ ]  As Agent
         [x]  As Principal
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Day Count Convention:
         [ ]  30/360 for the period from                              to
         [x]  Actual/360 for the period from November 25, 1996 to
              November 24, 1999
         [ ]  Actual/Actual for the period from       to
         [ ]  Other (see attached)                    to

Redemption:
         [ ]  The Notes cannot be redeemed prior to the Stated Maturity Date.
         [x] The Notes may be redeemed prior to Stated Maturity Date only on each Interest Payment Date with 30 days' prior notice.
              Initial Redemption Date:  November 25, 1997
              Redemption Percentage: 100%
              Annual Redemption Percentage Reduction: N/A

Repayment:
         [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
              Optional Repayment Date(s):
              Repayment Price:     %

Original Issue Discount:              [ ]   Yes       [x]   No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrued Period:

Form:    [x]   Book-entry             [ ]   Certificated
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